Exhibit 99.1
News Release
Celanese Corporation
1601 West LBJ Freeway
Dallas, TX, 75234

Celanese Corporation Declares Common Share Dividend

DALLAS, October 4, 2010 – Celanese Corporation (NYSE:CE), a leading global technology and specialty materials company, today declared a quarterly dividend of $0.05 per share on its common stock, payable on November 1, 2010.

The dividend is payable for the period beginning August 2, 2010 and ending on and including October 31, 2010 to owners of record as of October 15, 2010.

Contacts:

Investor Relations	Media
Andy Green	W. Travis Jacobsen
Phone: +1 972 443 4965	Phone: +1 972 443 3750
Telefax: +1972 443 8519	Telefax: +1 972 443 8519
Andy.Green@celanese.com	William.Jacobsen@celanese.com

About Celanese
Celanese Corporation is a global technology leader in the production of specialty materials and chemical products which are used in most major industries and consumer applications. Our products, essential to everyday living, are manufactured in North America, Europe and Asia. Known for operational excellence, sustainability and premier safety performance, Celanese delivers value to customers around the globe with best-in-class technologies. Based in Dallas, Texas, the company employs approximately 7,400 employees worldwide and had 2009 net sales of $5.1 billion, with approximately 73% generated outside of North America. For more information about Celanese Corporation and its global product offerings, visit www.celanese.com.